Exhibit 99.1

News

STEPHEN MAIRE

Global Head of Investor Relations and

Communications

+1.212.553.7424

stephen.maire@moodys.com

MICHAEL ADLER

Senior Vice President

Corporate Communications

+1.212.553.4667

michael.adler@moodys.com

LINDA S. HUBER, EVP AND CHIEF FINANCIAL OFFICER, TO LEAVE MOODY’S CORPORATION; COMPANY BEGINS SEARCH FOR NEW CFO

NEW YORK, NY – January 29, 2018 - Moody’s Corporation (NYSE: MCO) announced today that Linda S. Huber is leaving to pursue other opportunities after more than 12 years of service as Executive Vice President and Chief Financial Officer. Ms. Huber has agreed to remain at the company for a transitional period, and Moody’s has begun a comprehensive search for a successor.

“Linda has made a significant contribution to the success of Moody’s and will leave a legacy of strong and stable financial leadership,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “As the member of our senior leadership team responsible for our global finance activities, she has been an exceptional steward of our financial performance over a sustained period of time. In addition, she has led a number of our critical Shared Services functions and has been a strong advocate for the advancement of veterans, women and diversity within our company. On behalf of all of us at Moody’s, I thank her for her outstanding service and wish her every success in the next phase of her career.”

“I am immensely proud to have had the opportunity to work with such a talented team at Moody’s,” said Ms. Huber. “I am confident that the company is well positioned for the future and believe that now is the right time for me to pursue my next career move.”

Ms. Huber joined Moody’s in May 2005 from U.S. Trust Company, a subsidiary of Charles Schwab & Company, Inc., where she served as Executive Vice President and Chief Financial Officer. She previously worked in increasingly senior roles at Freeman & Co., PepsiCo, Bankers Trust Company and First Boston Corporation. She also held the rank of Captain in the U.S. Army, where she served from 1980 to 1984.

Ms. Huber holds an M.B.A. from Stanford Graduate School of Business and a B.S. in business and economics from Lehigh University. She is a director of the Bank of Montreal.

ABOUT MOODY’S CORPORATION

Moody’s is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody’s Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody’s Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $3.6 billion in 2016, employs approximately 11,700 people worldwide and maintains a presence in 41 countries. Further information is available at www.moodys.com.

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